Exhibit 10-V-1

World Headquarters, Room 538
One American Road
Dearborn, MI 48126-2798

March ___, 2007

Dear _______________ ,

In March 2006, to reward performance in support of the Company's objectives, the Compensation Committee of the Board of Directors approved a special retention incentive program.

For the stock-based portion of the award, the Compensation Committee awarded you the opportunity to earn the Restricted Stock Equivalents (RSEs) on a performance basis and designated the following as the 2006 performance objectives for this award:
▪	CBG PBT
▪	CBG Quality (TGW @ 3 MIS and Warranty).

The Compensation Committee has reviewed the 2006 performance-to-objectives and determined the 2006 award will payout at ___% of the grant.  Therefore, you are being awarded [    ] RSEs.

Your RSE award will be subject to a two-year restriction period, ending March ____, 2009.  If reinstated by the Board of Directors, dividend equivalents will be credited in the form of additional RSEs during the restriction period.  As soon as practicable after the restriction lapses, shares of Ford Motor Company Common Stock will be issued to you, less any shares withheld to cover applicable taxes on the value of the grant.

Your RSE award is made under the 1998 Long-Term Incentive Plan and is subject to its terms and conditions.

Regarding the cash portion of the incentive award, the second installment will be paid the end of March 2007.

If you have any questions regarding your RSE award, please contact [         ] at [     ] or [         ] at [     ].

Regards,

[ ], Director
Compensation Programs and Executive Personnel